Exhibit 15.2

January 17, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 9, 2016 on our review of interim financial information of Petrobras Argentina S.A. (the “Company”) for the nine month period ended September 30, 2016 and 2015, and included in the Company’s Form 6-K filed with the Commission on November 25, 2016, is incorporated by reference in the Registration Statement on Pampa Energía S.A.’s Form F-4/A dated January 17, 2017.

Very truly yours,

PRICE WATERHOUSE & CO. S.R.L.

/s/ Dr. Miguel A. Urus
Dr. Miguel A. Urus (Partner)

Autonomous City of Buenos Aires, Argentina